Exhibit 10.3

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and effective as of December 8, 2016 by and among PILLARSTONE CAPITAL REIT, a Maryland real estate investment trust (the “REIT”), PILLARSTONE CAPITAL REIT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Partnership”), and WHITESTONE REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Contributor”).
WHEREAS, pursuant to that certain Contribution Agreement, dated as of December 8, 2016 (the “Purchase Agreement”), the Contributor is contributing (the “Contribution”) its undivided interests in fourteen (14) single-member LLCs (the “PropCos”) holding the real properties and all improvements thereto specified in the Purchase Agreement which collectively comprise the “Properties” (as that term is defined in the Purchase Agreement), to the Partnership in exchange the Partnership’s assumption of certain qualified indebtedness and OP Units (as such term is defined in the Purchase Agreement (“Units”));
WHEREAS, it is intended for federal and state income tax purposes that the Contribution for Units will be treated as a tax-deferred contribution of assets to the Partnership for Units under Section 721 of the Code (as defined below) except to the extent that the Partnership assumes a liability in connection with the Contribution that is not a “qualified liability” as such term is defined in Treasury Regulations Section 1.707-5(a)(6);
WHEREAS, in consideration for the Contribution, the parties desire to enter into this Agreement regarding certain tax matters as set forth herein; and
WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable in the event of certain actions being taken by the Partnership regarding the disposition of the Properties and regarding certain minimum debt obligations of the Partnership and its Subsidiaries (as defined below).
NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein and in the Purchase Agreement, the parties hereto hereby agree as follows:
ARTICLE 1.
DEFINITIONS
To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Partnership Agreement (as defined below).
“Accounting Firm” has the meaning set forth in Section 4.2.
“Agreement” has the meaning set forth in the Preamble.

“Applicable Percentage” means, as of a specific date, the relevant percentage set forth on Schedule 2.1(d).
“Cash Consideration” has the meaning set forth in Section 2.1(a).
“Closing Date” has the meaning set forth in the Purchase Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contribution” has the meaning set forth in the Recitals.
“Contributor” has the meaning set forth in the Preamble.
“Damage Limitation Amount” means an amount determined with respect to each Protected Partner equal to the aggregate federal, state, and local income taxes which would be incurred by the Protected Partner or an Indirect Owner with respect to the Protected Gain that would be allocable to such Protected Partner under the Partnership Agreement if each Gain Limitation Property were disposed of in a taxable transaction during the year in question, multiplied by the Applicable Percentage.
“Deficit Restoration Obligation” means a written obligation by a Protected Partner to restore part or all of its deficit capital account in the Partnership upon the occurrence of certain events (which written obligation may provide for an indemnity in favor of the REIT as general partner of the Partnership).
“Final Determination” means (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or after the time for filing such appeals has expired, (ii) a binding settlement agreement entered into in connection with an administrative or judicial proceeding, (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto, or (iv) the expiration of the time for instituting suit with respect to a claimed deficiency.
“Gain Limitation Property” means (i) each Property; (ii) any direct or indirect interest owned by the Partnership in any entity that owns an interest in a Gain Limitation Property including a PropCo, if the disposition of that interest would result in the recognition of Protected Gain by a Protected Partner (each, as defined below); and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Gain Limitation Property. For the avoidance of doubt, if any Gain Limitation Property is transferred to another entity in a transaction in which gain or loss is not recognized in full, and if the acquiring entity’s disposition of such Gain Limitation Property would cause the Protected Partners to recognize gain or loss as a result thereof, such Gain Limitation Property (including any interest in such entity acquired directly or indirectly by the Partnership in connection therewith) shall still be subject to this Agreement unless, in the event of a merger or other amalgamation of the Partnership, the transferee has a net worth not less than that of the Partnership and the transferee assumes the Partnership’s obligations under this Agreement.
“Guarantee” has the meaning set forth in Section 3.1(b).
“Guaranteed Amount” means the aggregate amount of each Guaranteed Debt (as defined below) that is guaranteed at any time by Partner Guarantors.
“Guaranteed Debt” means any loans incurred (or assumed) by the Partnership or any of its subsidiaries that are guaranteed by Partner Guarantors at any time after the Closing Date pursuant to Article 3 hereof.
“Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership, disregarded entity or subchapter S corporation for federal income tax purposes, any person owning an equity interest in such Protected Partner, and in the case of any Indirect Owner that itself is an entity that is classified as a partnership, disregarded entity or subchapter S corporation for federal income tax purposes, any person owning an equity interest in such entity. For the avoidance of doubt Whitestone REIT shall be deemed an Indirect Owner with respect to Contributor but no shareholder of Whitestone REIT shall be deemed an Indirect Owner.
“Minimum Liability Amount” means, for each Protected Partner, the amount set forth next to such Protected Partner’s name on Schedule 2.1(a) hereto, of which an aggregate of $-0- will be guaranteed by the Partner Guarantors pursuant to Section 3.1(b) immediately after the Closing Date.
“New 752 Regulations” has the meaning set forth in Section 3.5.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).
“Partner Guarantors” means those Protected Partners who have guaranteed any portion of the Guaranteed Debt.
“Partnership” has the meaning set forth in the Preamble.
“Partnership Agreement” means the Agreement of Limited Partnership of the Partnership, dated as of December 8, 2016, as may be amended in accordance with the terms thereof.
“Partnership Interest Consideration” has the meaning set forth in Section 2.1(a).
“Protected Gain” shall mean, regardless of how actually recognized, the gain that would be allocable to and recognized by a Protected Partner for federal income tax purposes under Section 704(c) of the Code, in the event of the sale of a Gain Limitation Property in a fully taxable transaction. The initial amount of Protected Gain with respect to each Protected Partner shall be determined as if the Partnership sold each Gain Limitation Property in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value (as defined below) of such Gain Limitation Property on the Closing Date, and is set forth on Schedule 2.1(b) hereto. For purposes of calculating the amount of Section 704(c) gain that is allocated to a Protected Partner, any “reverse Section 704(c) gain” allocated to such Partner pursuant to Treasury Regulations Section 1.704-3(a)(6) shall not be taken into account unless, as a result of adjustments to the Carrying Value (as defined in the Partnership Agreement) of any Protected Property, all or a portion of the gain recognized by the Partnership that would have been Section 704(c) gain without regard to such adjustments becomes or is treated as “reverse Section 704(c) gain” or Section 704(b) gain under Section 704 of the Code, then such gain shall continue to be treated as Section 704(c) gain. Gain that would be allocated to a Protected Partner upon a sale of a Gain Limitation Property that is “book gain” (for example, any gain attributable to appreciation in the actual value of the Gain Limitation Property following the Closing Date or any gain resulting from reductions in the “book value” of the Gain Limitation Property following the Closing Date) shall not be considered Protected Gain. As used in this definition, “book gain” is any gain that would not be required under Section 704(c) of the Code and the applicable regulations (including the regulations referenced under Section 704(b) of the Code in connection with revaluations of the assets of the Partners) to be specially allocated to the Protected Partners for federal income tax purposes but rather would be allocated to all partners in the Partnership, including the REIT, solely in accordance with their respective economic interests in the Partnership.
“Protected Partner” means those persons set forth as Protected Partners on Schedule 2.1(a) and any person who (i) acquires Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis for federal income tax purposes is determined in whole or in part by reference to the adjusted basis of the Protected Partner in such Units, (ii) has notified the Partnership of its status as a Protected Partner and (iii) provides all documentation reasonably requested by the Partnership to verify such status, but excludes any person that ceases to be a Protected Partner pursuant to this Agreement.
“Purchase Agreement” has the meaning set forth in the Recitals.
“Section 704(c) Value” means the fair market value of any Gain Limitation Property as of the Closing Date, as determined by the Partnership and as set forth next to each Gain Limitation Property on Schedule 2.1(c) hereto.
“Subsidiary” means any entity in which the Partnership owns a direct or indirect interest that owns a Gain Limitation Property on the Closing Date or that thereafter is a successor to the Partnership’s direct or indirect interests in a Gain Limitation Property.
“Successor Partnership” has the meaning set forth in Section 2.1(b).

“Tax Protection Period” means the period commencing on the Closing Date and ending at 12:01 AM on the fifth (5th) anniversary of the Closing Date; provided, however, that the Tax Protection Period shall terminate at such earlier time as the Contributor (or one or more successor Protected Partners) has, individually or in the aggregate, redeemed, sold, transferred, or otherwise disposed of 50% or more of the Units issued by the Partnership on the Closing Date (after adjustment for any Unit combinations or splits effected by the Partnership), directly or indirectly, in one or more taxable transactions.
“Units” has the meaning set forth in the Recitals.
“Whitestone REIT” means Whitestone REIT, a Maryland real estate investment trust.
ARTICLE 2.

RESTRICTIONS ON DISPOSITIONS OF GAIN LIMITATION PROPERTIES
2.1.    Restrictions on Disposition of Gain Limitation Properties.
(a)    The REIT and the Partnership agree for the benefit of each Protected Partner, that in the event that the Partnership directly or indirectly sells, exchanges, transfers, or otherwise disposes of a Gain Limitation Property or any interest therein during the Tax Protection Period, unless such disposition is involuntary (including, but not limited to, pursuant to a foreclosure, condemnation, taking or involuntary bankruptcy), in a transaction that would cause any Protected Partner to recognize any Protected Gain, the provisions of Article 4 shall apply and the Partnership shall make the payments to the Protected Partners provided for in Article 4. Without limiting the foregoing, the term “sale, exchange, transfer or disposition” by the Partnership shall be deemed to include, and the rights of the Protected Partners with respect thereto under Article 4 shall extend to:
(i)    any direct or indirect disposition by any direct or indirect Subsidiary of any Gain Limitation Property or any interest therein;
(ii)    any direct or indirect disposition by the Partnership of any Gain Limitation Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and
(iii)    any distribution by the Partnership to a Protected Partner that is subject to Section 737 of the Code and the Treasury Regulations thereunder.
Notwithstanding the foregoing, this Section 2.1 shall not apply to (i) any disposition by a Protected Partner of Units if such disposition is necessary to ensure the qualification of the REIT as a real estate investment trust, (ii) any voluntary disposition by a Protected Partner of Units in connection with a merger or consolidation of the Partnership pursuant to which (1) the Protected

Partner is offered as consideration for the Units either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests and the receipt of such partnership interests would not result in the recognition of gain for federal income tax purposes by the Protected Partner (“Partnership Interest Consideration”); (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his, her or its Units, and the continuing partnership has agreed in writing to assume the obligations of the Partnership under this Agreement; (3) no Protected Gain is recognized by the Partnership as a result of any partner of the Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive solely Cash Consideration, or (iii) any disposition by a Protected Partner of Units in connection with the repurchase of Units by the Partnership upon a change of control in accordance with the Purchase Agreement.
(b)    Notwithstanding the restriction set forth in this Section 2.1, the Partnership and any Subsidiary may dispose of any Gain Limitation Property (or any interest therein) if such disposition qualifies as a “like-kind exchange” under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any Protected Partner with respect to any of the Units; provided, however, that in the case of a “like-kind exchange” under Section 1031 of the Code, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Gain Limitation Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) of the Code to apply with respect to such Gain Limitation Property (including by reason of the application of Section 1031(f)(4) of the Code) shall be considered a violation of this Section 2.1 by the Partnership.
2.2.    Adjusted Tax Basis in Gain Limitation Property. Within thirty (30) days after a written request from the Partnership, each Protected Partner shall notify the Partnership of its adjusted tax basis and other tax attributes in the Gain Limitation Property as of the Closing Date. Each Protected Partner shall cooperate with all reasonable requests for documentation supporting the calculation of its adjusted tax basis and other tax attributes in the Gain Limitation Property within thirty (30) days after a written request from the Partnership. If a Protected Partner fails to satisfy its obligation under the first two sentences of this Section 2.2 the Partnership shall provide written notice to such Protected Partner that notes such failure and provides an additional thirty (30) day period to provide such information. If the Protected Partner fails to provide the requested information after that additional cure period, the Partnership and the REIT shall not be required to comply with or otherwise satisfy the other provisions of this Agreement (including, without limitation, Articles 2, 3, and 4).
ARTICLE 3.

ALLOCATION OF LIABILITIES; GUARANTEE AND DEFICIT RESTORATION OBLIGATION OPPORTUNITY; NOTIFICATION OF REDUCTION OF LIABILITIES; COOPERATION REGARDING ADDITIONAL ALLOCATION OF LIABILITIES
3.1.    Minimum Liability Allocation.
(a)    Immediately upon the completion of, in connection with, and as part of the Contribution, pursuant to Treasury Regulations Sections 1.752-3(a)(2) and (3), the Partnership will cause the amount of Partnership liabilities allocated to each Protected Partner for purposes of Section 752 of the Code to be not less than such Protected Partner’s Minimum Liability Amount, and will cause the amount of Partnership liabilities with respect to which such Protected Partner will be considered to be “at risk” for purposes of Section 465 of the Code to be not less than such Protected Partner’s Minimum Liability Amount. In the event of any recognition of Protected Gain by a Protected Partner at the time of the Contribution as a result of an insufficient allocation of Partnership liabilities pursuant to this Section 3.1(a), the same shall be considered to be a breach of this Article 3 as provided in Section 4.1 of this Agreement, the provisions of Article 4 shall apply and the Partnership shall make the payments to the Protected Partners provided for in Article 4.
(b)    During the Tax Protection Period, the Partnership will offer to each Protected Partner the opportunity, at the Protected Partner’s election, either (i) to enter into a guarantee of all or part of certain liabilities of the Partnership (a “Guarantee”) or (ii) to enter into a Deficit Restoration Obligation, in such amount or amounts so as to cause a special allocation of Partnership liabilities to such Protected Partner for purposes of Section 752 of the Code such that the Protected Partner’s allocable share of Partnership liabilities equals such Protected Partner’s Minimum Liability Amount and to cause a special allocation of Partnership liabilities for purposes of Section 465 of the Code that increases the Protected Partner’s “at risk” amount such that the Protected Partner’s “at-risk” amount equals such Protected Partner’s Minimum Liability Amount;. To be described in this Section 3.1(b) any Guarantee must also meet the following requirements: (A) the executed guarantee must be delivered to the lender; (B) the execution of the guarantee by the Partner Guarantors must be acknowledged by the lender; (C) the guarantee otherwise must be enforceable under the laws of the state governing the loan and in which the property securing the loan is located or in which the lender has a significant place of business (with any bona fide branch or office of the lender through which the loan is made, negotiated, or administered being deemed a “significant place of business” for the purposes hereof); and (D) as to each Partner Guarantor that is executing a guarantee pursuant to this Agreement, there must be no other Person that would be considered to “bear the economic risk of loss,” within the meaning of Treasury Regulation Section 1.752-2, or would be considered to be “at risk” for purposes of Section 465(b) with respect to that portion of such debt for which such Partner Guarantor is being made liable for purposes of satisfying the Partnership’s obligations to such Partner Guarantor under this Article 3. For the avoidance of doubt, if the Partnership (i) satisfies its obligations to make available a Guarantee or a Deficit Restoration Obligation under this Section 3.1(b) pursuant to the terms of this Section 3.1(b) and either the Protected Partner elects not to enter into a Guarantee or Deficit Restoration Obligation or (ii) there is a Final Determination that any Contribution or portion thereof should be treated for federal income tax purposes as a taxable exchange rather than a tax-deferred transaction that is not attributable to the Partnership allocating insufficient Partnership liabilities to the Protected Partner as of the date of the Contribution in violation of this Article 3, then the Partnership shall have no liability for monetary damages for any taxes recognized by the Protected Partner as a result of such election or Final Determination. In order to minimize the need for Protected Partners to enter into such Guarantees or Deficit Restoration Obligations, unless there has been a Section 752 Change in Law or other change in law relating to the allocation of “excess non-recourse liabilities” pursuant to Section 752 of the Code or Treasury Regulations thereunder that prevents it from doing so, the Partnership will use the additional method under Treasury Regulations Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Gain Limitation Property to the Protected Partners to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Gain Limitation Property allocated to the Protected Partners under Treasury Regulations Section 1.752-3(a)(2).
(c)    Following the Tax Protection Period, the Partnership, at its option and in its sole discretion, may continue to make available the Guarantee and/or Deficit Restoration Obligation opportunities provided for in Section 3.1(b) above, provided that Partnership shall be under no obligation to do so.
3.2.    Notification Requirement. During the Tax Protection Period, the Partnership shall provide prior written notice to a Protected Partner if the Partnership intends to repay, retire, refinance or otherwise reduce (other than due to scheduled amortization) the amount of liabilities with respect to a Gain Limitation Property in a manner that would cause a Protected Partner to recognize gain for federal income tax purposes as a result of a decrease of the Protected Partner’s share of Partnership liabilities below the Minimum Liability Amount (determined as of the Closing Date).
3.3.    Additional Allocation of Liabilities.
(a)    If the Partnership provides notice to a Protected Partner pursuant to Section 3.2, the Partnership shall cooperate with the Protected Partner to arrange an additional allocation of liabilities of the Partnership to the Protected Partner in such amount or amounts so as to increase the amount of Partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code by an amount necessary to prevent the Protected Partner from recognizing gain for federal income tax purposes up to the Minimum Liability Amount (determined as of the Closing

Date) as a result of the intended repayment, retirement, refinancing or other reduction (other than scheduled amortization) in the amount of liabilities with respect to a Gain Limitation Property, including, without limitation, offering to the Protected Partner the opportunity to either (i) enter into additional Guarantees) or (ii) enter into additional Deficit Restoration Obligations, in either case to the extent of the amount of the Minimum Liability Amount (determined as of the Closing Date). For the avoidance of doubt, in order to minimize the need to make additional special allocations of liabilities of the Partnership pursuant to the preceding sentence, the Partnership will use the additional method under Treasury Regulations Section 1.752-3(a)(3) (unless otherwise required by a Section 752 Change in Law or other change in law relating to the allocation of “excess non-recourse liabilities” pursuant to Section 752 of the Code or Treasury Regulations thereunder) to allocate Nonrecourse Liabilities considered secured by a Gain Limitation Property to the Protected Partner to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Gain Limitation Property and allocated to the Protected Partner under Treasury Regulations Section 1.752-3(a)(2) (unless otherwise required by a Section 752 Change in Law or other change in law relating to the allocation of “excess non-recourse liabilities” pursuant to Section 752 of the Code or Treasury Regulations thereunder).
(b)    For the avoidance of doubt, if the Partnership (i) satisfies its obligations to make available a Guarantee or a Deficit Restoration Obligation under this Section 3.3 pursuant to the terms of this Section 3.3 and either the Protected Partner elects not to enter into a Guarantee or Deficit Restoration Obligation or (ii) there is a Final Determination that any Contribution or portion thereof should be treated for federal income tax purposes as a taxable exchange rather than a tax-deferred transaction that is not attributable to the Partnership allocating insufficient Partnership liabilities to the Protected Partner as of the date of the Contribution in violation of this Article 3, then the Partnership shall have no liability for monetary damages for any taxes recognized by the Protected Partner as a result of such election or Final Determination. In addition, the Partnership shall not be obligated to change the nature of debt that is otherwise recourse to a Partner other than a Protected Partner to allow a Protected Partner to enter into a Deficit Restoration Obligation for purposes of satisfying its obligations under this Article 3.
3.4.    Deficit Restoration Obligation. If a Protected Partner agrees to a Deficit Restoration Obligation and there is sufficient indebtedness at the time the Protected Partner enters into the Deficit Restoration Obligation, the Partnership will maintain an amount of indebtedness of the Partnership that is considered “recourse” indebtedness (taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the general partner) equal to or greater than the sum of the amounts subject to a Deficit Restoration Obligation of all Protected Partners and other partners in the Partnership. The Deficit Restoration Obligation shall be conclusively presumed to cause each Protected Partner to be allocated an amount of liabilities equal to the Deficit Restoration Obligation amount of such Protected Partner for purposes of Sections 465 and 752 of the Code, provided that (1) the Partnership maintains an amount of debt that is considered “recourse”

indebtedness (determined for purposes of Section 752 of the Code and taking into account all of the facts and circumstances related to the indebtedness, the Partnership and the general partner) equal to the aggregate Deficit Restoration Obligation amounts of all partners of the Partnership and (2) all other terms and conditions of the Partnership Agreement with respect to such Deficit Restoration Obligation are met.
3.5.    Change in Law. The Protected Partners acknowledge that the U.S. Department of Treasury has recently issued temporary and final Treasury Regulations (81 F.R. 692825 (Oct. 5, 2016)) addressing the allocation of partnership liabilities under Section 752 of the Code (the “New 752 Regulations”). Pursuant to the New 752 Regulations, a Protected Partner may not be allocated Partnership liabilities solely as a result of entering into a bottom dollar guarantee. In the event that the Protected Partner determines that a Guarantee will not be effective due to the New 752 Regulations, or any other changes in law occur which modify the requirements for a guarantee to be effective, in causing special allocations of partnership liabilities to Protected Partners for purposes of Section 752 of the Code and/or Section 465 of the Code (a “Section 752 Change in Law”), the Partnership will use its commercially reasonable efforts to work with the Protected Partner to have any Guarantee revised or amended in a manner that will permit such Protected Partner to be allocated such Protected Partner’s Minimum Liability Amount with respect to the Guaranteed Debt, or, in the event the Partnership has sufficient recourse debt outstanding, such Protected Partner, at its option, shall be offered the opportunity to enter into a Deficit Restoration Obligation in an amount equal to such Guaranteed Amount so that, assuming such Deficit Restoration Obligation is effective under applicable law, the amount of Partnership liabilities allocated to such Protected Partner shall not decrease as a result of a Section 752 Change in Law. Furthermore, if, due to a change in law, a Protected Partner reasonably believes such Protected Partner may no longer continue to be allocated Partnership liabilities equal to such Protected Partner’s Deficit Restoration Obligation Amount, such Protected Partner may request a modification of the terms of such Deficit Restoration Obligation and the Partnership will use commercially reasonable efforts to modify such Deficit Restoration Obligation in a manner that will permit such Protected Partner to be allocated Partnership liabilities in an amount equal to such Protected Partner’s Deficit Restoration Obligation. For the avoidance of doubt, the Partnership shall have no liability to a Protected Partner hereunder by virtue of any Guarantee failing to provide the Protected Partner with a sufficient allocation of Partnership liabilities. Furthermore, if there is any Section 752 Change in Law or other change in law, the Partnership shall have no liability to a Protected Partner hereunder by virtue of a Guarantee or Deficit Restoration Obligation failing, in itself and as a result of such change, to provide the Protected Partner an allocation of Partnership liabilities, provided that prior to such change in law the Partnership had complied in full with the provisions of this Article 3.
ARTICLE 4.

REMEDIES FOR BREACH

4.1.    Monetary Damages. In the event that the Partnership or a Subsidiary engages in a transaction described in Section 2.1, or breaches its obligations set forth in Article 2 or Article 3, with respect to a Protected Partner that results in the recognition of Protected Gain or other tax liability due to the Partnership’s failure to allocate Partnership liabilities to such Protected Partner up to such Protected Partner’s Minimum Liability Amount in violation of Article 3, the Protected Partner’s sole remedy shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner as damages, an amount equal to:
(a)    in the case of a transaction described in Section 2.1 or a violation of Article 2, the aggregate federal, state, and local income taxes incurred by the Protected Partner or an Indirect Owner with respect to the Protected Gain that is allocable to such Protected Partner under the Partnership Agreement as a result of the disposition of Gain Limitation Property; provided, however, that the Partnership or a Subsidiary will only have an obligation to the extent that the 704(c) Value of the Properties disposed of in all transactions following the Contribution Date exceeds the Applicable Percentage at such time of the 704(c) Value of all Properties contributed, in which case the amount of income taxes incurred that shall be treated as damages shall be equal to the positive amount of (i) the aggregate federal, state, and local income taxes incurred by the Protected Partner or an Indirect Owner with respect to the Protected Gain that is allocable to such Protected Partner under the Partnership Agreement as a result of the disposition of Gain Limitation Property during the current fiscal year, minus (ii) the greater of (A)(I) the Damage Limitation Amount determined for the current fiscal year, minus (II) the net amount of the aggregate federal, state, and local income taxes incurred by the Protected Partner or an Indirect Owner with respect to Protected Gain allocated to such Protected Partner under the Partnership Agreement as a result of the disposition of Gain Limitation Property during any prior fiscal year, less the aggregate damages paid by the Partnership for each such prior fiscal year pursuant to this Section 4.1(a), in each case described in this clause (II) as adjusted by any change in ownership percentage of such Protected Partner in the Partnership from such prior fiscal year as compared to the current fiscal year, and (B) zero; and
(b)    in the case of a violation of Article 3, the aggregate federal, state and local income taxes incurred by the Protected Partner or an Indirect Owner as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner with respect to its Units solely due to such breach multiplied by (i) 100% minus (ii) the Applicable Percentage.
For the avoidance of doubt, so long as (i) the Partnership complies with Section 3.1, provides the opportunities referenced in Section 3.3, complies with Section 3.4 if applicable, and complies with the notification requirement of Section 3.2 or (ii) there is a Final Determination that any Contribution or portion thereof should be treated for federal income tax purposes as a taxable exchange rather than a tax-deferred transaction as long as such Final Determination is not attributable to the Partnership not allocating sufficient Partnership liabilities to the Protected Partner as of the date of the Contribution in violation of Article 3, the Partnership shall have no liability pursuant to this Section 4.1 in the event it is determined that a Protected Partner has not been specially allocated for purposes of Section 752 of the Code an amount of Partnership liabilities equal to such Protected Partner’s Minimum Liability Amount or is not treated as receiving a special allocation of Partnership liabilities for purposes of Section 465 of the Code that increases such Protected Partner’s “at risk” amount by an amount equal to such Protected Partner’s Minimum Liability Amount. Furthermore, the Partnership shall have no liability pursuant to this Section 4.1 if the Partnership merges into another entity treated as a partnership for federal income tax purposes or the Protected Partner accepts an offer to exchange its Units for equity interests in another entity treated as a partnership for federal income tax purposes so long as, in either case, such successor entity has a net worth at least equal to that of the Partnership and assumes the Partnership’s obligations pursuant to this Agreement.
For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner (or Indirect Owner), (i) any deduction for state income taxes payable as a result thereof allowed in computing federal income taxes shall be taken into account, (ii) all dividends paid deductions allowed in computing federal income taxes shall be taken into account other than any portion of a dividends paid deduction of Whitestone REIT due to a special distribution declared by Whitestone REIT solely as a result of a violation of Article 2 or Article 3 by the Partnership or a Subsidiary, and (iii) a Protected Partner’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates including the net investment income tax under Section 1411 of the Code that would be applicable to such Protected Partner’s (or Indirect Owner’s) taxable income (taking into account the character and type of such income or gain) for the year with respect to which the taxes must be paid, without regard, except as otherwise set forth above, to any deductions, losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain or taxes of the Protected Partner (or Indirect Owner), either in the current year, in earlier years, or in later years.
4.2.    Process for Determining Damages. If the Partnership or a Subsidiary has engaged in a transaction described in Section 2.1 or has breached or violated any of the covenants set forth in Article 2 or Article 3 (or a Protected Partner asserts that the Partnership or a Subsidiary has engaged in a transaction described in Section 2.1 or breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner (or Indirect Owner) agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of payments or damages, if any, payable to such Protected Partner (or Indirect Owner) under Section 4.1. If any such disagreement cannot be resolved by the Partnership and such Protected Partner (or Indirect Owner) within sixty (60) calendar days after the receipt of notice from the Partnership of such transaction or breach and the amount of income to be recognized by reason thereof (or, if applicable, receipt by the Partnership of an assertion by a Protected Partner that the

Partnership or a Subsidiary has engaged in a transaction described in Section 2.1 or breached or violated any of the covenants set forth in Article 2 or Article 3), the Partnership and the Protected Partner shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a transaction described in Section 2.1, or a breach of any of the covenants set forth in Article 2 or Article 3, has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 4.1). All determinations made by the Accounting Firm with respect to the occurrence of any transaction described in Section 2.1 or any breach or violation of any of the covenants set forth in Article 2 or Article 3 and the amount of damages payable to the Protected Partner under Section 4.1 shall be final, conclusive and binding on the Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) higher than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Partnership and, if the amount determined by the Accounting Firm to be owed by the Partnership to the Protected Partner is more than five percent (5%) less than the amount proposed by the Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner. For the avoidance of doubt, damages shall not include any interest and penalties resulting from a failure of the Protected Partner (or an Indirect Owner) to timely and properly file any tax return or to timely pay any tax (unless such failure resulted from the Protected Partner reporting and paying its taxes in a manner consistent with the Partnership).
4.3.    Required Notices; Time for Payment. In the event that there has occurred a transaction described in Section 2.1, or there has been a breach of Article 2 or Article 3, the Partnership shall provide to each affected Protected Partner notice of the transaction or event giving rise to such breach not later than at such time as the Partnership provides to the Protected Partners the Internal Revenue Service Schedule K-1s to the Partnership’s federal income tax return for the year of such transaction. All payments required to be made under this Article 4 to any Protected Partner shall be made to such Protected Partner on or before April 15 of the year following the year in which the gain recognition event giving rise to such payment took place. In the event of a payment made after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in The Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made.

4.4.    Tax Treatment of Damages. The Partnership and the Protected Partners agree to treat any payment by the Partnership to a Protected Partner under this Article 4 as an adjustment to the consideration rendered by the Partnership in exchange for the Contribution of the PropCos, unless otherwise required under applicable law.
ARTICLE 5.

SECTION 704(C) METHOD AND ALLOCATIONS
Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method” under Treasury Regulations Section 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code with respect to any Gain Limitation Property including, without limitation, allocations required in connection with the application of the “reverse 704(c) rules” pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(4) and 1.704-1(b)(4)(i) as a result of revaluations of assets of the Partnership (with no “curative allocations” to offset the effects of the “ceiling rule,” including upon any sale of a Gain Limitation Property).
ARTICLE 6.

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS
6.1.    Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between either the Partnership or the REIT and another entity) except by a written instrument signed by the REIT, the Partnership, and each of the Protected Partners to be subject to such amendment, except that the Partnership may amend Schedule 2.1(a) upon a person becoming a Protected Partner as a result of a transfer of Units.
6.2.    Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner, in such Protected Partner’s sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.
ARTICLE 7.

MISCELLANEOUS
7.1.    Additional Actions and Documents. Each of the parties hereto hereby agrees to provide to the Partnership information regarding tax matters as reasonably requested by the Partnership in writing, take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

7.2.    Assignment. No party hereto shall assign its, his or her rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.
7.3.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT and the Partnership covenant with and for the benefit of the Protected Partners not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has acknowledged in writing and agreed in writing to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.
7.4.    Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
7.5.    Representations and Warranties Regarding Authority; Noncontravention. Each of the REIT and the Partnership has the requisite power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the REIT and the Partnership and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust or partnership (as the case may be) action on the part of each of the REIT and the Partnership. This Agreement has been duly executed and delivered by each of the REIT and the Partnership and constitutes a valid and binding obligation of each of the REIT and the Partnership, enforceable against each of the REIT and the Partnership in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors’ rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of the REIT and the Partnership do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Partnership Agreement or (ii) any other agreement applicable to the REIT and/or the Partnership, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by the Partnership and the REIT of their obligations hereunder.
7.6.    Representations and Warranties of the Protected Partners. Each of the Protected Partners has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of the Protected Partners and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of the Protected Partners. This Agreement has been duly executed and delivered by each of the Protected Partners and constitutes a valid and binding obligation of each of the Protected Partners.
7.7.    Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
7.8.    Notices. All notices and other communications given or made pursuant hereto shall be in writing, shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

(i)	if to the Partnership or the REIT, to:
Pillarstone Capital REIT
10011 Valley Forge Drive
Houston, TX 77042
Attention: John Dee
Fax No.: 713-465-8847

(ii)	if to a Protected Partner, to the address on file with the Partnership.
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, faxed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a facsimile message) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
7.9.    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
7.10.    Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.
7.11.    Consent to Jurisdiction; Enforceability.
(a)    This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of Delaware. For such purpose, each party hereto and the Protected Partners hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.
(b)    Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
7.12.    Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.
7.13.    Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.
7.14.    Enforcement by Protected Partners. The Protected Partners are the beneficiaries of this Agreement and shall be able to enforce this Agreement as if they were parties to this Agreement.
7.15.    Condition Precedent. The closing of the transactions contemplated by the Purchase Agreement is a condition precedent to the obligations set forth in Article 2 to Article 5, inclusive.
[Signatures on following pages]

IN WITNESS WHEREOF, the REIT, the Partnership and the Contributor have caused this Agreement to be signed by their respective officers, general partners, or delegates thereunto duly authorized all as of the date first written above.
REIT:
PILLARSTONE CAPITAL REIT,
a Maryland real estate investment trust

By: /s/ John J. Dee
John J. Dee
Chief Financial Officer

PARTNERSHIP:

PILLARSTONE CAPITAL REIT OPERATING PARTNERSHIP, LP
a Delaware limited partnership

By:	PILLARSTONE CAPITAL REIT, a Maryland real estate investment trust, its General Partner

By: /s/ John J. Dee
John J. Dee
Chief Financial Officer

[Signatures continued on following page]

CONTRIBUTORS:

WHITESTONE REIT OPERATING PARTNERSHIP, L.P.
a Delaware limited partnership

By:	WHITESTONE REIT, a Maryland real estate investment trust, its General Partner

By: /s/ David K. Holeman
David K. Holeman
Chief Financial Officer

Schedule 2.1(a)
to Tax Protection Agreement
Protected Partners and their Respective Minimum Liability Amounts

Protected Partner	Minimum Liability Amount
Whitestone REIT Operating Partnership, L.P.	$26,608,923
Total:	$26,608,923

Schedule 2.1(b)
to Tax Protection Agreement

Estimated Initial Protected Gain for the Gain Limitation Property

Gain Limitation Property	Initial Protected Gain
9101 LBJ Uptown CPNW CP West CP Woodland CP Woodland Land Dairy Ashford Holly Hall Holly Knight I-10 Main Park Plaza Park Westbelt Westgate	$884,033 $9,453,114 $3,446,410 $9,184,089 $3,127,268 $19,097 $ 946,139 $4,203,922 $1,597,248 $3,211,004 $1,881,704 $1,812,721 $1,678,507 $2,789,834

Schedule 2.1(c)
to Tax Protection Agreement

Section 704(c) Value

Gain Limitation Property	Section 704(c) Value
9101 LBJ Uptown CPNW CP West CP Woodland CP Woodland Land Dairy Ashford Holly Hall Holly Knight I-10 Main Park Plaza Park Westbelt Westgate	$5,794,234 $23,369,500 $5,486,482 $13,640,000 $6,029,630 $2,617,771 $1,251,852 $4,600,000 $1,790,099 $3,844,444 $3,140,741 $3,203,704 $2,666,667 $3,659,259

Schedule 2.1(d)
Applicable Percentage

Period	Applicable Percentage
Closing Date to 1 Year Anniversary	20%
Closing Date to 2 Year Anniversary	40%
Closing Date to 3 Year Anniversary	60%
Closing Date to 4 Year Anniversary	80%
Closing Date to 5 Year Anniversary	100%

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